---------------------------------
                            ASSET PURCHASE AGREEMENT
                          -----------------------------

                           DATED AS OF AUGUST 31, 1999

                                     BETWEEN

                              JABIL CIRCUIT, INC.,
                                       AND
                                EFTC CORPORATION,
                            CTLLC ACQUISITION CORP.,
                               CIRCUIT TEST, INC.,
                           AIRHUB SERVICE GROUP, L.C.
                                       AND
                        CIRCUIT TEST INTERNATIONAL, L.C.





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                                TABLE OF CONTENTS


ARTICLE 1. - GENERAL PROVISIONS............................................1

   1.1   DEFINITIONS.......................................................1
   1.2   OTHER DEFINITIONS AND MEANINGS; INTERPRETATIONS...................4
   1.3.  BUYER'S OR SELLER'S KNOWLEDGE.....................................4

ARTICLE 2 - PURCHASE AND SALE..............................................4

   2.1   TRANSACTION.......................................................4
   2.2   ACQUIRED ASSETS...................................................4
   2.3   EXCLUDED ASSETS...................................................6
   2.4   ASSUMED LIABILITIES...............................................6
   2.5   EXCLUDED LIABILITIES..............................................7
   2.6   THE PURCHASE PRICE................................................7
      2.6.1    Base Purchase Price.........................................7
      2.6.2    Base Purchase Price Adjustment..............................9
   2.7   ALLOCATION OF BASE PURCHASE PRICE................................10

ARTICLE 3 - CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS,
            AND FURTHER ASSURANCES........................................10

   3.1   CLOSING..........................................................10
   3.2   ITEMS TO BE DELIVERED AT CLOSING.................................10
   3.3   THIRD PARTY CONSENTS.............................................11
   3.4   FURTHER ASSURANCES...............................................11

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES................................12

   4.1   REPRESENTATIONS AND WARRANTIES OF SELLER.........................12
      4.1.1    Corporate Existence........................................12
      4.1.2    Corporate Power; Authorization; Enforceable Obligations....12
      4.1.3    Validity of Contemplated Transactions, Etc.................12
      4.1.4    Tax and Other Returns and Reports..........................12
      4.1.5    Financial Statements.......................................13
      4.1.6    Existing Condition.........................................13
      4.1.7    Title to Properties........................................14
      4.1.8    Condition of Tangible Assets...............................14
      4.1.9    Compliance with Law; Authorizations........................14
      4.1.10   Litigation.................................................14
      4.1.11   Contracts and Commitments..................................15
      4.1.12   Labor Matters..............................................16
      4.1.13   Employee Benefit Plans and Arrangements....................16
      4.1.14   Proprietary Rights.........................................17
      4.1.15   Environmental Matters......................................18
      4.1.16   Real Property..............................................19
   4.2   REPRESENTATIONS AND WARRANTIES OF BUYER..........................19
      4.2.1    Corporate Existence........................................19
      4.2.2    Corporate Power and Authorization..........................19
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      4.2.3    Validity of Contemplated Transactions, Etc.................19
   4.3   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.......................19

ARTICLE 5 - AGREEMENTS PENDING CLOSING....................................19

   5.1   AGREEMENTS OF SELLER PENDING THE CLOSING.........................19
      5.1.1    Business in the Ordinary Course............................19
      5.1.2    Capital Expenditures.......................................20
      5.1.3    Maintenance of Physical Assets.............................20
      5.1.4    Business Relations and Employees...........................20
      5.1.5    Update of Schedules........................................20
      5.1.6    Sale of Assets; Negotiations...............................20
      5.1.7    Access.....................................................20
      5.1.8    Public Announcements.......................................21
      5.1.9    Consents to Assignment; Release of Liens...................21
   5.2   AGREEMENTS OF BUYER PENDING THE CLOSING..........................21
      5.2.1    Confidentiality............................................21
      5.2.2    Public Announcements.......................................21

ARTICLE 6 - CONDITIONS PRECIDENT TO THE CLOSING...........................22

   6.1   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS......................22
      6.1.1    Representations and Warranties True as of the
               Closing Date...............................................22
      6.1.2    Compliance with this Agreement.............................22
      6.1.3    Opinion of Counsel for Seller..............................22
      6.1.4    No Threatened or Pending Litigation........................22
      6.1.5    Consents and Approvals.....................................22
      6.1.6    Material Adverse Changes...................................22
      6.1.7    HSR Act....................................................22
   6.2   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER................23
      6.2.1    Representations and Warranties True as of the
               Closing Date...............................................23
      6.2.2    Compliance with this Agreement.............................23
      6.2.3    Opinion of Counsel for Buyer...............................23
      6.2.4    No Threatened or Pending Litigation........................23
      6.2.5    HSR Act....................................................23

ARTICLE 7 - INDEMNIFICATION...............................................23

   7.1   GENERAL INDEMNIFICATION OBLIGATION OF SELLER.....................23
   7.2   GENERAL INDEMNIFICATION OBLIGATION OF BUYER......................24
   7.3   METHOD OF ASSERTING CLAIMS, ETC..................................24
   7.4   PAYMENT..........................................................25
   7.5   EXCLUSIVE REMEDY.................................................25

ARTICLE 8 - TERMINATION...................................................25

   8.1   TERMINATION......................................................25

ARTICLE 9 - MISCELLANEOUS.................................................27

   9.1   EMPLOYEE MATTERS.................................................27
   9.2   MAINTENANCE OF BOOKS AND RECORDS.................................27

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   9.3   PAYMENTS RECEIVED................................................28
   9.4   BROKERS' AND FINDERS' FEES.......................................28
   9.5   EXPENSES.........................................................28
   9.6   CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC..................28
   9.7   ASSIGNMENT AND BINDING EFFECT....................................29
   9.8   WAIVER...........................................................29
   9.9   NOTICES..........................................................29
   9.10     NO BENEFIT TO OTHERS..........................................30
   9.11     EXHIBITS AND SCHEDULES........................................30
   9.12     SEVERABILITY..................................................30
   9.13     COUNTERPARTS..................................................30
   9.14     APPLICABLE LAW................................................30


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                              EXHIBITS & SCHEDULES

Exhibits

Exhibit A    - Noncompetition Agreement
Exhibit B    - Individuals with Knowledge
Exhibit C    - Excluded Assets
Exhibit D    - Excluded Liabilities
Exhibit E    - Form of Balance Sheet for Purchase Price Calculation
Exhibit F    - Form of Honigman Miller Schwartz and Cohn Opinion
Exhibit G    - Form of Holme Roberts & Owen LLP Opinion

Schedules

Schedule 2.6.2(a) -Customer Revenues and Expenses
Schedule 2.6.2(b) -Inventory Breakdown
Schedule 4.1.6.   -Existing Conditions
Schedule 4.1.7.   -Liens
Schedule 4.1.9.   -Authorizations
Schedule 4.1.10.  -Litigation
Schedule 4.1.11.  -Contracts and Commitments; Consents
Schedule 4.1.12   -Labor Matters
Schedule 4.1.13.  -Employee Benefit Plans
Schedule 4.1.14.  -Proprietary Rights
Schedule 4.1.15.  -Environmental Matters
Schedule 5.1.2.   -Capital Expenditures
Schedule 9.1.1    -Active Employees

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                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of August 31, 1999, by and between EFTC Corporation, a Colorado corporation ("EFTC"), CTLLC Acquisition Corp., a Florida corporation ("CTLLC"), Circuit Test Inc., a Florida corporation ("CT"), Airhub Service Group, L.C., a Kentucky limited liability company ("Airhub") and Circuit Test International, L.C., a Florida limited liability company ("CTI"), and Jabil Circuit, Inc., a Delaware corporation (together with any subsidiary to which it may assign any of its rights or obligations pursuant to Section 9.8, "Buyer"). EFTC, CTLLC, CT, Airhub and CTI are referred to collectively in this Agreement as "Seller".

                                    RECITALS:

         A. EFTC owns, directly or indirectly, 100% of the equity interest in each of CTLLC, CT, Airhub and CTI.

         B. CT, Airhub and CTI are engaged, in part, in the business (the "Business") of providing hub-based logistics, repair and refurbishment services and "configure to order" services under the name "EFTC Services" (the "Division"), and each such company owns certain assets and has incurred certain liabilities in connection with the Business.

         C. Jabil desires to purchase, and each of CT, Airhub and CTI desires to sell, substantially all of the assets used in the conduct of the Business by such company.

         Therefore, the parties agree as follows:

                                   ARTICLE 1.
                               GENERAL PROVISIONS

         1.1 Definitions. Unless otherwise defined herein, the following terms shall have the meanings set forth below:

         "Acquired Assets" shall have the meaning set forth in Section 2.2.

         "Active Employee" shall have the meaning set forth in Section 9.1(a).

         "Affiliate" of any person shall mean any person directly or indirectly controlling, controlled by or under common control with such person.

         "Agreement" shall mean this Asset Purchase Agreement.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.4.

         "Audited Financials" shall have the meaning set forth in Section 4.1.5.

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         "Authorizations" shall have the meaning set forth in Section 4.1.9.

         "Base Purchase Price" shall have the meaning set forth in Section 2.6.

         "Business" shall have the meaning set forth in the Recitals of this Agreement.

         "Buyer" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Buyer's knowledge" shall have the meaning set forth in Section 1.3.

         "Buyer's Welfare Plans" shall have the meaning set forth in Section 9.1(c).

         "Claim Notice" shall have the meaning set forth in Section 7.3.

         "Closing" shall have the meaning set forth in Section 3.1.

         "Closing Date" shall have the meaning set forth in Section 3.1.

         "Closing Date Balance Sheet" shall have the meaning set forth in
Section 2.6(d)(i).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Collateral Documents" shall have the meaning set forth in Section
4.1.2.

         "CPA Firm" shall have the meaning set forth in Section 2.6(c).

         "Division" shall have the meaning set forth in the Recitals of this Agreement.

         "Division Welfare Benefit Plans" shall have the meaning set forth in
Section 4.1.13(a).

         "Draft Balance Sheet" shall have the meaning set forth in Section
2.6(c).

         "EBITA" shall have the meaning set forth in Section 2.6.2.

         "EBITA Target" shall have the meaning set forth in Section 2.6.2.

         "Employee Benefit Plan" shall have the meaning set forth in Section 4.1.13(a).

         "Environmental Laws" shall mean the Toxic Substances Control Act, 15 USC 2601 et seq.; Coastal Zone Management Act of 1972, 16 USC 1451 et seq.; Clean Water Act, 33 USC 1251 et seq.; Resource Conversation and Recovery Act of 1976 ("RCRA"), 42 USC 6901 et seq.; Clean Air Act, 42 USC 7401 et seq.; Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 USC 9601 et seq.; Hazardous Materials Transportation Act, 49 USC 1801 et seq.; Safe Drinking Water Act, 42 USC 300f et seq.; Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq.; Federal Insecticide Fungicide, and Rodenticide Act, 7 USA 136 et seq.; Occupational Safety and Health Act, 29 USC 651 et

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seq.; and all other federal, state, county, municipal
and local, foreign and other statutes, laws regulations, and ordinances that relate to or deal with protection of human health or the environment, all as may be amended from time to time.

         "ERISA" shall have the meaning set forth in Section 4.1.13(a).

         "Excluded Assets" shall have the meaning set forth in Section 2.3.

         "Excluded Liabilities" shall have the meaning set forth in Section 2.5.

         "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder or pursuant thereto.

         "Indemnified Buyer Party" shall have the meaning set forth in Section 7.1.

         "Indemnified Seller Party" shall have the meaning set forth in Section 7.2.

         "Interim Financial Statements" shall have the meaning set forth in
Section 4.1.5.

         "Material Adverse Effect" shall mean any event, change, occurrence or condition, singly or together with any other event, change, occurrence or condition, which would have a material adverse effect on the condition, financial or otherwise, of the Acquired Assets or the Business, in each case taken as a whole.

         "Net Book Value" shall have the meaning set forth in Section 2.6(b).

         "Noncompetition Agreement" shall mean that certain Noncompetition Agreement between Buyer and each of EFTC, CTLLC, CT, Airhub and CTI dated the Closing Date and attached hereto as Exhibit A.

         "Notice Period" shall have the meaning set forth in Section 7.3.

         "Permitted Liens" shall have the meaning set forth in Section 4.1.7.

         "Proprietary Rights" shall mean the name "Circuit Test," all proprietary know-how, all copyrights, patents, trade secrets, technology, licenses, source codes, object codes and inventions used by Seller in the conduct of the Business.

         "Questionable Accounts" shall have the meaning set forth in Section 2.6.1(e).

          "Regulations" shall have the meaning set forth in Section 4.1.9.

         "Seller" shall have the meaning set forth in the introductory paragraph

                                       3
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of this Agreement.

         "Seller's knowledge" shall have the meaning set forth in Section 1.3.

         "Taxes" shall have the meaning set forth in Section 4.1.4.

         "Tax Returns" shall have the meaning set forth in Section 4.1.4.

         "Total Consideration" shall have the meaning set forth in Section 2.7.

         1.2 Other Definitions and Meanings; Interpretations. For purposes of this Agreement, the term "parties" means (except where the context otherwise requires) Seller and Buyer; the term "person" includes any natural person, firm, association, trust, partnership, limited liability company, corporation, governmental agency or other entity; the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole; the term "subsidiary" means any company of which at least 50% of the capital stock or other equity interests having voting power under ordinary circumstances shall at the time be held, directly or indirectly, by such person. The table of contents and the headings of the Articles and Sections of this Agreement have been included herein for convenience of reference only and shall not be deemed to affect the meaning of the operative provisions of this Agreement. All dollar amounts referred to herein are in United States Dollars.

         1.3 Buyer's or Seller's Knowledge. Where a statement contained in this Agreement is said to be to "Buyer's knowledge" or "Seller's knowledge" (or words of similar import), such expression means that the management of Buyer or Seller, as the case may be, consisting of the persons identified in Exhibit B hereto, reasonably believes after due inquiry that the statement is true, accurate and complete in all material respects.

                                    ARTICLE 2
                                PURCHASE AND SALE

         2.1 Transaction. On the terms and subject to the conditions of this Agreement, at the Closing (a) Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer and assign to Buyer, all of the Acquired Assets; (b) Buyer will assume and become directly and solely responsible for the payment or discharge of all of the Assumed Liabilities; (c) Buyer will pay to Seller the Base Purchase Price as herein provided; and (d) Buyer and Mr. Allen Braswell will enter into an employment agreement. Notwithstanding such transactions, Seller will retain the Excluded Assets and the Excluded Liabilities.

         2.2 Acquired Assets. For purposes hereof, the term "Acquired Assets" means all assets, properties and rights owned or held by Seller in the conduct of the Business that are not Excluded Assets, including, without limitation, all of Seller's rights, title and interests in and to the following assets used by the Division in its conduct of the Business as of the Closing:

     (a) All cash and cash equivalents, marketable securities, notes and accounts receivable;

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     (b)  All prepaid and similar items, including, without limitation, all prepaid expenses, advance payments, security deposits, employee travel and expense advances and other prepaid items, all to the extent assignable to Buyer (which items, if not assignable, will be deemed to be Excluded Assets);

     (c) All current, non-obsolete inventories (as described in Section 2.6.1(c) below), wherever located, including, without limitation, inventories of raw materials, finished goods, operating supplies, work-in-process, and packaging;

     (d) All owned personal property, including, without limitation, all machinery and equipment, tools and dies, computer equipment and systems, software, materials, furniture, office equipment, cars, trucks and other vehicles;

     (e) All supplier lists and all orders, contracts and commitments for the purchase of goods or services, including, without limitation, all such items relating to the purchase of capital assets, products and supplies;

     (f) All customer lists and all purchase orders, contracts, commitments and proposals for the provision of services to such customers;

     (g) All other orders, contracts and commitments, including, without limitation, all leases (whether or not capitalized), licenses, conditional sale or title retention agreements and guarantees;

     (h) All owned Proprietary Rights used exclusively by the Division in the conduct of the Business, including, without limitation, the name "Circuit Test," all patents, trade secrets, technical information and other know-how, and the goodwill associated therewith, and all usable and assignable technology licenses associated with the equipment included among the Acquired Assets; in addition, Seller shall permit Buyer to use on a non-exclusive basis (but shall not transfer to Buyer) any of such Proprietary Rights that are used by the Division in the conduct of the Business and also used by Seller for other purposes;

     (i) All permits, franchises, licenses, bonds, approvals, qualifications and the like issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, state or local and all applications therefor pertaining to the Business, all to the extent assignable;

     (j) All owned product specifications, drawings and information relating to manufacturing and assembly specifications and formulations used by the Division in its conduct of the Business; and

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     (k)  All business books and records of the Business, including, without limitation, all financial, operating, inventory, personnel, payroll and customer records and all sales and promotional literature, correspondence and files; provided, however, that in the event that any such books or records are subject to any legal privilege, the parties agree to cooperate to protect such privilege to the extent practicable.

         Notwithstanding the above, any items listed in Schedule 4.1.11 to this Agreement as requiring a consent for transfer or assignment and as to which consent for such transfer or assignment has not been obtained by Seller prior to the Closing shall be treated in accordance with Section 3.3 and shall not be deemed to be transferred or assigned to Buyer as part of the Acquired Assets.

         2.3 Excluded Assets. For purposes hereof, the term "Excluded Assets" means the following rights, properties and assets of the Division as the same shall exist as of the Closing:

     (a)  All intercompany or intracompany accounts or other receivables;

     (b) All current and deferred federal, state and local income Tax assets and refunds (including interest) arising out of the conduct of the Business prior to the Closing;

     (c) Any past, present or future claims and rights or actions by Seller against third parties relating to the Excluded Liabilities or Excluded Assets;

     (d) Any corporate seal, minute books, charter or limited liability company documents, corporate stock record books, and such other books and records as pertain to the organization, existence or share capitalization of Seller or as are necessary to enable Seller to file its tax returns and reports and any books, records and information related to the Excluded Liabilities and Excluded Assets (but access to such items shall be provided by Seller to Buyer upon request following the Closing);

     (e) All assets, whether or not used in the conduct of the Business, which are identified as Excluded Assets on Exhibit C to this Agreement; and

                  (f) "Black inventory" and "gray inventory" (as such terms are used in Section 2.6.1(b)).

         2.4 Assumed Liabilities. For purposes hereof, the term "Assumed Liabilities" means the following liabilities and obligations of Seller to the extent they relate to, arise or have arisen out of the conduct of the Business and are properly reflected on the balance sheet of Seller (prepared in accordance with GAAP) at the Closing and are not Excluded Liabilities:

     (a) All liabilities and obligations incurred by Seller in the conduct of the Business which are properly accrued on the divisional books of Seller as

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          of the Closing as consistently recorded by Seller with respect to the
          Division, and to the extent such liabilities and obligations are reflected as deductions in the calculation of the Purchase Price as provided in Section 2.6.1(b) below; and

     (b) All liabilities and obligations of Seller under orders, contracts, leases and other commitments included in the Acquired Assets.

         2.5 Excluded Liabilities. For the purposes hereof, the term "Excluded Liabilities" means the following liabilities and obligations as the same shall exist as of the Closing:

     (a) All accounts or other payables or debt obligations of Seller in connection with the operation of the Division owed to Seller or any subsidiary or Affiliate of the foregoing;

     (b) All liabilities for current and deferred federal, state and local income Taxes of Seller for any period prior to the Closing;

     (c) All liabilities and obligations to repay indebtedness for borrowed money incurred by Seller, or any of its Affiliates;

     (d) All liabilities and obligations related to or arising out of Excluded Assets; and

     (e) All liabilities and obligations, whether or not arising primarily out of the conduct of the Business, which are not explicitly "Assumed Liabilities", including specifically all claims of employees of the Business with respect to periods prior to the Closing Date (except for sick and vacation pay) and those items identified as Excluded Liabilities on Exhibit D to this Agreement.

         2.6      The Purchase Price.

                  2.6.1....Base Purchase Price. On the Closing Date, Buyer shall pay to Seller the Base Purchase Price, less the amount of the Questionable Accounts, by wire transfer of immediately available funds to such account as Seller shall designate. The Base Purchase Price shall be an amount equal to the following (the "Base Purchase Price"), subject to adjustment as provided in this
Section 2.6.1.

     (a) The sum of (i) $19,000,000 plus (ii) the net book value (calculated in accordance with GAAP) of the Acquired Assets as of the Closing Date less the Assumed Liabilities as reflected on the balance sheet of Seller as of the Closing Date (the "Net Book Value"); provided, however, that the Base Purchase Price shall in no event exceed $30,000,000.

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     (b)  With respect to the calculation of the Net Book Value of inventory in the determination of the Base Purchase Price, the following method shall be used: each item of inventory shall be categorized by Seller and Buyer as "black inventory", "gray inventory", "yellow inventory" and "green inventory". A list showing the breakdown of inventory into categories as of August 31, 1999 is set forth as Schedule 2.6.2(b). Black inventory shall be excluded from the Acquired Assets and shall not be purchased by Buyer. Yellow inventory and green inventory shall be included in the Acquired Assets and shall be purchased by Buyer. Gray inventory shall be excluded from the Acquired Assets and shall not be purchased by Buyer; provided, however, that on the Closing Date such gray inventory shall be consigned to Buyer by Seller. Buyer shall pay Seller within 20 days after the end of each calendar quarter an amount equal to 75% of the net proceeds of any gray inventory sold, or 75% of the book value at the Closing Date of any gray inventory consumed, by Buyer. Promptly following the first anniversary of the Closing, Buyer shall, at Seller's cost and upon Seller's request, return the remaining gray inventory to Seller.

     (c) Within 15 days after the Closing Date, Seller shall prepare (in accordance with the form of balance sheet attached to this Agreement as Exhibit E) and deliver to Buyer a draft balance sheet (the "Draft Balance Sheet") of the Business as at the Closing Date. Buyer shall have 30 days after receipt to review the Draft Balance Sheet. At or before the end of such 30 day period, Buyer shall either:

        (i) accept the Draft Balance Sheet in its entirety, in which case the Draft Balance Sheet shall be deemed the "Closing Date Balance Sheet"; or

        (ii) deliver to Seller written notice of those items in the Draft Balance Sheet that Buyer disputes, in which case the undisputed items shall be deemed final and the disputed items will, unless the parties otherwise agree, be referred within 20 days after the date of such notice to a nationally recognized certified public accounting (the "CPA Firm") mutually acceptable to Seller and Buyer for a final and binding resolution, which resolution must be made as promptly as practical, and in any event within 30 days after the CPA Firm is retained by the parties. The fees of the CPA Firm shall be borne by the party against whom such disagreement is in large part resolved or, if the resolution does not substantially favor either party, such costs shall be borne equally by Seller and Buyer. In all events, such CPA Firm will determine the assessment of such costs. In such case, the final determination of the CPA Firm, together with the undisputed items, shall be deemed to be the "Closing Date Balance
               Sheet."

     (d) Within 15 days after the final determination of the Closing Date Balance Sheet, Buyer shall pay to Seller, or Seller shall pay to Buyer, as appropriate, by wire transfer of immediately available funds, the amount, if any, by which the Net Book Value of the Acquired Assets reflected on the Closing Date Balance Sheet exceeds or is less than the estimate of the Net Book Value of the Acquired Assets paid on the Closing Date pursuant to Section 2.6(a).

     (e) After the Closing, Buyer shall use reasonable efforts to attempt to collect all accounts receivable of Seller from Gateway, Gold Star and Winbook which are 90 or more days past due as of the Closing Date (the "Questionable Accounts"). Promptly following the end of the third month and of the sixth month after the Closing Date, Buyer shall pay to Seller all amounts collected with respect to the Questionable Accounts. Promptly following the six month after the Closing Date, any uncollected Questionable Accounts shall be assigned by Buyer to Seller.

                  2.6.2....Base Purchase Price Adjustment.

     (a) Promptly following the end of the 12th full calendar month after the Closing Date, Buyer shall prepare an income statement of the operations of the Business for such 12 month period for the customers and programs listed on Schedule 2.6.2(a); provided, however, that the portion of the revenue and expense included in such income statement with respect to such customers and programs shall be only the applicable percentage listed on Schedule 2.6.2(a). If earnings before interest, taxes and amortization ("EBITA"), calculated in accordance with GAAP but (i) using Seller's employee benefit costs (including profit sharing) and without taking into account any increased employee benefits costs of Buyer or potential changes to employee benefits by Buyer or their resulting impact on cost and (ii) without regard to extraordinary items, for such twelve month period exceeds $4,455,000 (the "EBITA Target"), then Buyer shall pay to Seller by wire transfer of immediately available funds three times the amount by which EBITA exceeds the EBITA Target. If EBITA for such twelve month period is less than the EBITA Target, then EFTC shall pay to Buyer by wire transfer of immediately available funds three times the amount by which the EBITA Target exceeds EBITA. The amount of the payment to be made by Buyer or EFTC, as appropriate, (i) shall in no event exceed $2,500,000, (ii) shall be made by Buyer or EFTC, as appropriate, within four months following the end of such twelve month period, and
          (iii) shall not be limited by the proviso in Section 2.6.1(a).

     (b)  Within 30 days after receipt of the income statement referred to in
          Section 2.6.2(a), Seller shall either:

        (i)    accept the draft income statement; or

        (ii) deliver to Buyer written notice of those items in the draft income statement that Seller disputes, in which case the undisputed items shall be deemed final and the disputed items will, unless the parties otherwise agree, be referred within 20 days after the date of such notice to a CPA Firm mutually acceptable to Seller and Buyer for a final and binding resolution, which resolution must be made as promptly as practical, and in any event within 30 days after the CPA Firm is retained by the parties.

          The fees of the CPA Firm shall be borne by the party against whom such disagreement is in large part resolved or, if the resolution does not substantially favor either party, such costs shall be borne equally by Seller and Buyer. In all events, such CPA Firm will determine the assessment of such costs.

         2.7 Allocation of Base Purchase Price. The Base Purchase Price and the Assumed Liabilities (together, the "Total Consideration") as finally determined shall be allocated among the Acquired Assets as mutually agreed by Buyer and EFTC no later than 60 days after the Closing Date. Buyer and Seller each hereby covenant and agree that they will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.7.

                                    ARTICLE 3
              CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS,
                             AND FURTHER ASSURANCES

         3.1 Closing. The closing (the "Closing") of the sale and purchase of the Acquired Assets shall take place on September 1, 1999, effective as of 12:01 A.M., EDT time, (the "Closing Date") at the offices of Buyer's counsel, or on such other date and at such other location as may be mutually agreed upon by the parties.

         3.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

     (a)  Seller shall deliver to Buyer the following:

        (i) such bills of sale, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to counsel to Buyer and Seller, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller's right, title and interest in and to the Acquired Assets, including without limitation, (A) good and valid title in and to all of the Acquired Assets, (B) good and valid leasehold interests in and to all of the Acquired Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Acquired Assets to which Seller is a party or by which it has rights on the Closing Date; and

        (ii) all of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller or the Division which are part of the Acquired Assets;

     (b)  Buyer shall deliver to Seller the following:

        (i)    the Base Purchase Price in accordance with Section 2.6 hereof;
               and

        (ii) an undertaking whereby Buyer will assume and agree to pay, discharge or perform, as appropriate, the Assumed Liabilities.

     (c) At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article 6 hereof.

     (d) At the Closing, Buyer and each of EFTC, CTLLC, CT, Airhub and CTI shall execute and deliver the Noncompetition Agreement.

         3.3 Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, Authorization or other Acquired Asset to be assigned to Buyer hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Buyer shall use reasonable commercial efforts to obtain any such required consent as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Acquired Asset in question so that Buyer would not in effect acquire the benefit of substantially all such rights, Seller, to the maximum extent permitted by law and the Acquired Asset, shall, if Buyer so requests, cooperate with Buyer in any reasonable arrangement designed to provide such benefits thereunder to Buyer.

         3.4 Further Assurances. Seller, from time to time after the Closing, at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities at the Closing. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         4.1 Representations and Warranties of Seller. In this Section 4.1, "Seller" shall mean individually and collectively EFTC, CT, Airhub and CTI and each representation and warranty shall be deemed to have been made jointly and severally by each Seller. Seller hereby represents and warrants to Buyer as follows:

                  4.1.1....Corporate Existence. Each of EFTC and CT is a
corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, in the case of EFTC, and Florida, in the case of CT; Airhub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kentucky; and CTI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. Seller is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as appropriate, in each jurisdiction where the conduct of the Business by it requires it to be so qualified.

                  4.1.2....Corporate Power; Authorization; Enforceable
Obligations. Seller has the requisite corporate or limited liability company, as appropriate, power, authority and legal right to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate or limited liability company, as appropriate, action. This Agreement has been, and the other agreements, documents and instruments (including the Noncompetition Agreement) required to be delivered by Seller in accordance with the provisions hereof (the "Collateral Documents") will be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Collateral Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller (to the extent each is a party thereto), enforceable against such party in accordance with their respective terms.

                  4.1.3....Validity of Contemplated Transactions, Etc. Except
for the filing and approval requirements under the HSR Act, the execution, delivery and performance of this Agreement by Seller do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller is subject,
(b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, (c) the charter documents of Seller or any securities issued by Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which Seller is a party, by which Seller may have rights or by which any of the Acquired Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder, except in the case of clauses (a), (b), and (d) as would not reasonably be expected to cause a Material Adverse Effect.

                  4.1.4....Tax and Other Returns and Reports. All federal,
state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller for or on behalf of Seller (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof), customs and duties with respect to the Business (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Seller with respect to the Business for Taxes for the periods, property or events covered thereby. All Taxes that are required to be paid under the Tax Returns have been properly accrued or paid. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against Seller with respect to the Business. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the Acquired Assets.

                  4.1.5....Financial Statements. Seller has made available to
Buyer copies of (i) the audited consolidated financial statements of Seller as of and for the period ended December 31, 1998, accompanied by the reports thereon of Seller's independent public accountants (the "Audited Financials"), and (ii) an unaudited balance sheet and income statement of the Division as of July 31, 1999 (the "Interim Financial Statements"). The Audited Financials were prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Seller. The Interim Financial Statements present fairly in all material respects (although not necessarily in accordance with GAAP) the financial position of the Division as of its date and, to the extent possible, were prepared on a consistent basis with the Audited Financials.

                  4.1.6....Existing  Condition.   Except  as  set  forth  on
Schedule  4.1.6,  since  the  Interim Financial Statements date, Seller has not:

     (a incurred any liabilities that would be required to be accrued on its financial statements in accordance with its past practices, other than liabilities incurred in the ordinary course of business, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

     (b) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Acquired Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens;

     (c) suffered any damage, destruction or loss, whether or not covered by insurance, (i) that would reasonably be expected to have a Material Adverse Effect (ii) of any item or items relating to the Division carried on its books of account individually or in the aggregate at more than $25,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business; or

     (d) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have a Material Adverse Effect.

                  4.1.7....Title to Properties. Seller has good, valid title to all of the Acquired Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current personal property taxes not yet due and payable, (ii) liens disclosed in
Schedule 4.1.7, (iii) worker's compensation, carrier's and materialman's liens and (iv) liens that are immaterial in character, amount and extent ("Permitted Liens").

                  4.1.8....Condition of Tangible Assets. All items of machinery, equipment and other tangible property included in the Acquired Assets are in good operating condition and state of repair, ordinary wear and tear excepted. Except for the representations and warranties set forth in this Agreement or any document executed in connection herewith, SELLER EXPRESSLY DISCLAIMS AND NEGATES AS TO THE ACQUIRED ASSETS AND ALL PERSONAL PROPERTY AND FIXTURES INCLUDED IN THE SALE OF THE ACQUIRED ASSETS (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (d) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION. The parties hereto agree that, to the extent required by applicable law to be operative, the disclaimers of warranties contained in this Section 4.1.8 are "conspicuous" disclaimers for the purposes of any applicable law, rule or order.

                  4.1.9....Compliance with Law; Authorizations. Seller has
complied in all material respects with each, and is not in material violation of any, law, ordinance or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Division is subject (the "Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of the Business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations (the "Authorizations") which are material to the conduct of the Business as now conducted or for the ownership and use of the Acquired Assets. All such Authorizations are listed and described in Schedule 4.1.9.

                  4.1.10...Litigation. Except as set forth on Schedule 4.1.10, and except as may relate to litigation with respect to Excluded Liabilities, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of Seller, threatened against Seller relating to the Division, the result of which could adversely affect the Division, its assets or the transactions contemplated hereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that would reasonably be expected to have a Material Adverse Effect.

                  4.1.11...Contracts  and  Commitments.  Except as set  forth on
 Schedule 4.1.11, Seller is not, with respect to the Division, a party to any written:

     (a) agreement, contract or commitment with any present or former employee or consultant, or for the employment of any person, including any consultant, who is engaged in the conduct of the Business;

     (b) agreement, contract or commitment for the required future purchase of, or payment for, supplies or products, or for the performance of services by a third party, used in the conduct of the Business involving in any one case $25,000 or more;

     (c) agreement, contract or commitment to sell or supply products or to perform services in connection with the Business involving in any one case $25,000 or more;

     (d) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business;

     (e) lease under which Seller is either lessor or lessee relating to the Acquired Assets or any property at which the Acquired Assets are located involving in any one case required annual payments of $25,000 or more;

     (f) commitment or agreement for any required capital expenditure or leasehold improvement in excess of $25,000 (individually or in the aggregate) relating to the Business;

     (g) agreement, contract or commitment limiting or restraining the Division or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller's knowledge, is any employee of Seller engaged in the conduct of the Business subject to any such agreement, contract or commitment; or

     (h) license, franchise, distributorship or other agreement including the required payment or receipt of more than $25,000 which relates in whole or in part to any software, trademark, patent, copyright, the name "Circuit Test" or to any ideas, technical assistance or other know-how of or used by Seller in the conduct of the Business.

         Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed in Schedule 4.1.11 or not required to be listed therein because of the amount thereof under which Buyer is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms. Each agreement, contract or commitment described therein which requires the consent of any party to its assignment in connection with the transactions contemplated hereby is appropriately identified as such.

                  4.1.12   Labor Matters.

     (a) The Division has never suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Business. No unfair labor practice charges or complaints are pending concerning the Division or, to Seller's knowledge, threatened against Seller concerning the Division before the National Labor Relations Board or before any similar state or local agency. There is no collective bargaining agreement in respect of the employees of the Division.

     (b) Except with respect to Employee Benefit Plans and except as disclosed on Schedule 4.1.12, Seller is not obligated to make payments to any employee of the Division under any written employment agreements, deferred compensation agreements, bonus arrangements or severance plans.

                  4.1.13   Employee Benefit Plans and Arrangements.

     (a) Schedule 4.1.13 contains a complete list of all Employee Benefit Plans sponsored or maintained by Seller or any of its Affiliates which is available to former or current employees of the Division. The term "Employee Benefit Plan" includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any Division employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "Employee Benefit Plan" includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Division Welfare Benefit Plans"), and all employee pension benefit plans within the meaning of section 3(2) of ERISA.

     (b) Each of the Employee Benefit Plans is properly funded and has been administered in accordance with its terms, and each of the Employee Benefit Plans which is subject to ERISA is in substantial compliance with ERISA; each of the Employee Benefit Plans intended to be "qualified" within the meaning of

          Section 401(a) of the Code is so qualified; no plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; Seller with respect to the Division has not incurred, directly or indirectly, any liability (including any material contingent liability) to or on account of an Employee Benefit Plan which is subject to ERISA pursuant to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(b) of ERISA or prohibited transaction within the meaning of Section 406 of ERISA has occurred with respect to any Employee Benefit Plan which is subject to ERISA and no tax has been imposed pursuant to Section 4975 or 4976 of the Code; and no condition exists which presents a material risk to Seller with respect to the Division of incurring a liability to or on account of an Employee Benefit Plan which is subject to ERISA pursuant to Title IV of ERISA.

     (c) There are no pending or, to Seller's knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto. None of the Employee Benefit Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA, and Seller is not required to contribute, with respect to any of the employees of the Division, to any multi-employer plan.

                  4.1.14...Proprietary Rights. Any owned patents and technology licenses included among the Proprietary Rights are listed or described on
Schedule 4.1.11 or Schedule 4.1.14 and, except as disclosed in Schedule 4.1.14:

     (a) The Proprietary Rights listed on Schedule 4.1.14 are valid and in full force and effect.

     (b) Seller is the sole owner of, or licensee under a valid license for, or otherwise rightfully possesses without restriction on use, free from any liens, each of the Proprietary Rights. Schedule 4.1.14 lists any Proprietary Rights licensed by Seller from any third parties. Seller owns or has the right to use, and pursuant hereto Buyer will own or have the right to use, all proprietary rights that are necessary for the operation of its business as presently conducted, except where the failure to own or have the right to use such proprietary rights does not have a Material Adverse Effect.

     (c) Schedule 4.1.14 contains a true and complete list or description of all contracts, oral or written, pursuant to which Seller has authorized any person or entity to use, or pursuant to which any person or entity has the right to use, any of the Proprietary Rights, including, without limitation, on a temporary or trial basis to be transferred pursuant to this Agreement.

     (d) Schedule 4.1.14 contains a true and complete list and description of all royalty or contingent compensation arrangements or other contracts, oral or written, regarding or pertaining to any Proprietary Rights to be transferred pursuant to this Agreement.

     (e) To the knowledge of Seller, no Proprietary Right presently being used, licensed or sold, or contemplated to be used, licensed or sold, by Seller violates or infringes in any material respect any rights owned or held by any other person or entity, enforceable in the United States, and Seller has no knowledge of any claim of any of the foregoing. (f) There is no pending or, to the knowledge of Seller, threatened (in writing) claim or litigation against Seller or any other person or entity contesting or, if decided adversely, affecting the right of Seller to use, license or sell any Proprietary Right. (g) To the knowledge of Seller, no patent, trade name, copyright, license, trade secret, invention, intellectual property right, know-how or other right presently being licensed, sold or employed, by any person or entity violates or infringes on, or may violate or infringe on, any Proprietary Right, nor is there any pending or proposed statute, law, rule, regulation, standard or code that may materially adversely affect any Proprietary Right presently being used, licensed or sold, or proposed to be used, licensed or sold by Seller. (h) Seller uses and has used reasonable efforts to secure and maintain its and its customers' rights in its and its customers' proprietary rights.

                  4.1.15   Environmental Matters.

     (a) Except as set forth in Schedule 4.1.15 and except as would not reasonably be expected to have a Material Adverse Effect, Seller has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the Business under Environmental Laws.

     (b) Except as set forth in Schedule 4.1.15 and except as would not reasonably be expected to have a Material Adverse Effect, Seller is in compliance in the conduct of the Business with all terms and conditions of the required permits, licenses and authorizations issued pursuant to any Environmental Laws, and is also in compliance with such Environmental Laws and any regulation, order, decree, judgment or injunction entered, promulgated or approved thereunder.

     (c) Except as set forth in Schedule 4.1.15 and except as would not reasonably be expected to have a Material Adverse Effect, Seller is unaware of any criminal, civil, or administrative action, suit, claim, notice of violation, or any investigation or proceeding by a federal, state or local government agency or entity pending or overtly threatened against Seller in connection with the conduct of the Business relating in any way to Environmental Laws or any regulation, order, decree, judgment or injunction, entered, promulgated or approved thereunder.

                  4.1.16 Real Property. Seller does not own any real property that is used in connection with the Business or included in the Acquired Assets.

         4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

                  4.2.1....Corporate Existence. Buyer is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing in each jurisdiction where the conduct of its business requires it to be so qualified.

                  4.2.2....Corporate Power and Authorization. Buyer has the
corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                  4.2.3....Validity of Contemplated Transactions, Etc. Except
for the filing and approval requirements under the HSR Act, the execution, delivery and performance of this Agreement by Buyer does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Buyer is subject,
(b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Buyer, (c) the charter documents or by-laws of, or any securities issued by, Buyer, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Buyer is a party or by which Buyer is otherwise bound.

         4.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any Schedule furnished hereunder shall survive the Closing for a period of eighteen months. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

                                    ARTICLE 5
                           AGREEMENTS PENDING CLOSING

         5.1 Agreements of Seller Pending the Closing. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Buyer:

                  5.1.1....Business in the  Ordinary  Course.  The  Business
shall be  conducted  in the  ordinary course consistent with past practice.

                  5.1.2....Capital Expenditures. Seller shall not make any
single new commitment or increase any single previous commitment for capital expenditures for the Business in an amount exceeding $50,000, except as set forth in Schedule 5.1.2.

                  5.1.3....Maintenance of Physical Assets. Seller shall use its best efforts to continue to maintain and service the physical assets used in the conduct of the Business in substantially the same manner as has been its consistent past practice.

                  5.1.4....Business Relations and Employees. Seller shall use its best efforts to keep available the services of the present employees and agents of the Division and to maintain the relations and goodwill with suppliers, customers, warehouse and other distributors, commissioned representatives and any others having business relations with the Division. In addition, Seller shall not:

     (a) increase the rate of compensation for any of the employees of the Division or otherwise enter into or alter any employment, consulting or managerial services agreement affecting the Business in any material respect, except for such increases or agreements which are consistent with past practice;

     (b) commence, enter into or alter in any material respect any Employee Benefit Plan affecting employees of the Division.

                  5.1.5....Update of Schedules. Seller shall promptly disclose to Buyer any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the Schedules hereto for the purposes of Article 4 hereof, unless Buyer shall have consented thereto in writing.

                  5.1.6....Sale of Assets; Negotiations. Seller shall not,
directly or indirectly, sell or encumber all or any material part of the Acquired Assets, other than in the ordinary course of business consistent with past practice, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Seller shall not provide any confidential information concerning the Business or its properties or assets to any third party other than in the ordinary course of business or as may be required by law which could have a material effect on the Business.

                  5.1.7....Access. Seller shall give to Buyer's officers,
employees, counsel, accountants and other representatives reasonable access to and the right to inspect all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Business, including without limitation the Interim Financial Statements, as Buyer shall reasonably request, provided that such investigation shall not unreasonably interfere with Seller's business operations. Furthermore, Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as Buyer shall from time to time reasonably request and shall permit Buyer and its agents to make such physical inventories and inspections of the Acquired Assets as Buyer may reasonably request from time to time.

                  5.1.8....Public Announcements. Seller shall not give notice to third parties or otherwise make any public statement or release concerning this Agreement or the transactions contemplated hereby prior to Closing except for such written information as shall have been approved in writing as to form and content by Buyer, which approval shall not be unreasonably withheld or delayed, except no such approval shall be necessary to the extent that (i) counsel to Seller advises Seller that such disclosure is required by law or a listing agreement or such disclosure is prudent to avoid potential liability on the part of any person under the federal securities laws or (ii) such disclosure is necessary or appropriate in obtaining any consent necessary to the transactions contemplated hereby.

                  5.1.9....Consents to Assignment; Release of Liens. Seller
shall use its best efforts to obtain the consents or approvals (or effective waivers thereof) of assignment from those persons whose consents or approvals are required for the assignment of Seller's rights under those contracts, leases, licenses, permits, approvals and other items identified in Schedule 4.1.11.

         5.2 Agreements of Buyer Pending the Closing. Buyer covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Seller:

                  5.2.1....Confidentiality. Unless and until the Closing has been consummated, Buyer will hold, and shall cause its counsel, independent certified public accountants, appraisers and other advisors and employees to hold in confidence any confidential data or information made available to Buyer in connection with this Agreement with respect to the Business using the same standard of care to protect such confidential data or information as is used to protect Buyer's confidential data and information. If the transactions contemplated by this Agreement are not consummated, at Seller's request Buyer agrees that it shall, at its option, destroy or return or cause to be returned to Seller all written materials and all copies thereof that were supplied to Buyer by Seller or its representatives and that contain any such confidential data or information.

                  5.2.2....Public Announcements. Except as required by
applicable law, Buyer shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby prior to Closing except for such written information as shall have been approved in writing as to form and content by Seller, which approval shall not be unreasonably withheld or delayed, except that no such approval shall be necessary to the extent that counsel to Buyer advises Buyer that such disclosure is required by law or a listing agreement or such disclosure is prudent to avoid potential liability on the part of any person under the federal securities laws.

                                    ARTICLE 6
                       CONDITIONS PRECEDENT TO THE CLOSING

         6.1 Conditions Precedent to Buyer's Obligations. All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, unless waived by Buyer at or prior to Closing, of each of the following conditions precedent:

                  6.1.1....Representations and Warranties True as of the Closing
Date. The representations and warranties of Seller contained in this Agreement or in any Schedule delivered by Seller to Buyer pursuant to the provisions hereof shall have been true on the date hereof without regard to any Schedule updates furnished by Seller after the date hereof (except such updates as are approved by Buyer in writing) and shall be true on the Closing Date (as so updated) with the same effect as though such representations and warranties were made as of such date.

                  6.1.2....Compliance  with this  Agreement.  Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  6.1.3....Opinion of Counsel for Seller. Holme Roberts & Owen
LLP, counsel for Seller, shall have delivered to Buyer a written opinion, dated the Closing Date, in the form of Exhibit F hereto.

                  6.1.4....No Threatened or Pending Litigation. On the Closing
Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened that may materially adversely affect Buyer's right to own, operate and control the Acquired Assets after Closing.

                  6.1.5....Consents and Approvals. Any consent or approval that is required or necessary under any debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have been granted, except where the failure to have so obtained the same would not be reasonably expected to have a Material Adverse Effect.

                  6.1.6....Material  Adverse  Changes.  There shall have not occurred any Material Adverse Effect or any event which is reasonably likely to have a Material Adverse Effect..

                  6.1.7....HSR Act.  The waiting  period  under the HSR Act
shall have  expired or been  terminated early.

                  6.1.8....Noncompetition  Agreement and Employment  Agreement.
Buyer and each of EFTC, CTLLC, CT, Airhub and CTI shall have executed and delivered the Noncompetition Agreement, and Buyer and Mr. Allen Braswell shall have executed and delivered a mutually satisfactory employment agreement.

         6.2 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, unless waived by Seller at or prior to Closing, of each of the following conditions precedent:

                  6.2.1....Representations and Warranties True as of the Closing
Date. The representations and warranties of Buyer contained in this Agreement or in any Schedule delivered by Buyer to Seller pursuant to the provisions hereof shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                  6.2.2....Compliance  with this  Agreement.  Buyer  shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  6.2.3....Opinion of Counsel for Buyer. Honigman Miller
Schwartz and Cohn, counsel to Buyer, shall have delivered to Seller a written opinion, dated the Closing Date, in the form of Exhibit G hereto.

                  6.2.4....No Threatened or Pending Litigation. On the Closing
Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                  6.2.5....HSR Act.  The waiting  period  under the HSR Act
shall have  expired or been  terminated early.

                                    ARTICLE 7
                                 INDEMNIFICATION

         7.1 General Indemnification Obligation of Seller From and after the Closing, Seller will reimburse, indemnify and hold harmless Buyer and its successors and assigns (an "Indemnified Buyer Party") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

     (a) Seller's failure fully to pay or satisfy any of the Excluded Liabilities; and

     (b) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement.

Seller's indemnification obligations shall be limited as follows: Seller's liability for breaches of representations and warranties shall only relate to those items as to which Seller is given notice within the survival period set forth in Section 4.3; Seller's maximum liability for breaches of representations and warranties (other than in the event of fraud or a breach of Sections 4.1.2, 4.1.3 and 4.1.7) shall be limited to $10,000,000; and Seller shall have no liability for breaches of representations and warranties unless Buyer's aggregate damages with respect thereto exceeds $100,000, in which event Buyer may claim all such damages.

         7.2 General Indemnification Obligation of Buyer. From and after the Closing, Buyer will reimburse, indemnify and hold harmless Seller and its successors or assigns (an "Indemnified Seller Party") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

     (a)  Buyer's failure to pay or satisfy any of the Assumed Liabilities; or

     (b) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement.

         7.3 Method of Asserting Claims, Etc. In the event that any claim or demand, for which Seller would be liable to an Indemnified Buyer Party hereunder, is asserted against or sought to be collected from an Indemnified Buyer Party by a third party, the Indemnified Buyer Party shall promptly notify Seller of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Seller shall have twenty days from the delivery of the Claim Notice pursuant to Section 9.9 (the "Notice Period") to notify the Indemnified Buyer Party, (A) whether or not Seller disputes its liability to the Indemnified Buyer Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not they desire, at their sole cost and expense, to defend the Indemnified Buyer Party against such claim or demand.

     (a) If Seller notifies the Indemnified Buyer Party within the Notice Period that it desires to defend the Indemnified Buyer Party against such claim or demand, then, except as hereinafter provided, Seller shall have the right to defend the Indemnified Buyer Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of the Indemnified Buyer Party becoming subject to liability for any other matter; provided, however, that Seller shall not, without the prior written consent of the Indemnified Buyer Party, consent to the entry of any judgment against the Indemnified Buyer Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Buyer Party of a release, in form and substance reasonably satisfactory to the Indemnified Buyer Party, from all liability in respect of such claim or litigation. If any Indemnified Buyer Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Buyer Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets or properties of the Indemnified Buyer Party, then the Indemnified Buyer Party shall have the right to control the defense or settlement of any such claim or demand; provided, however, that the Indemnified Buyer Party shall not settle any such claim or demand without the prior written consent of Seller which consent shall not be unreasonably withheld. If the Indemnified Buyer Party should elect to exercise such right, Seller shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

     (b) If an Indemnified Buyer Party has a claim against Seller hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Buyer Party shall promptly send a Claim Notice with respect to such claim to Seller. If Seller does not notify the Indemnified Buyer Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Seller hereunder.

     (c) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Seller Party" for "Indemnified Buyer Party" and "Buyer" for "Seller".

         7.4 Payment. Upon the determination of the liability under Section 7.3 hereof, the appropriate party shall pay to the other, within ten days after such determination, the amount of any claim for indemnification made hereunder.

         7.5 Exclusive Remedy. The parties acknowledge that their sole remedy after the Closing for any breach of any representation, warranty or covenant contained in this Agreement shall be the indemnification provisions set forth in this Article 7. In addition, each party acknowledges that all of its obligations in this Agreement to indemnify any other party are subject to and shall be in accordance with this Article 7.

                                    ARTICLE 8
                                   TERMINATION

         8.1      Termination.

     (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

        (i)    by written agreement of the parties;

        (ii) by Buyer if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of Seller, and such breach by its nature cannot be cured before the Closing;

        (iii) by Buyer if there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of Seller, and such breach is not cured within 10 business days after Seller receives written notice of the breach from Buyer;

        (iv) by Seller if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of Buyer, and such breach by its nature cannot be cured before the Closing;

        (v) by Seller if there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer, and such breach is not cured within 10 business days after Buyer receives written notice of the breach from Seller; and

        (vi) by either Buyer or Seller if the Closing has not occurred by September 30, 1999 for any reason other than such party's breach hereof.

         If terminated as provided in this Section 8.1(a), this Agreement shall be void and have no further effect, provided that no party shall be relieved or released from any liabilities or damages arising out of such party's breach of any provision of this Agreement.

                  (b) In the event of the termination and abandonment hereof pursuant to the provisions of this Section 8.1, this Agreement (except for Sections 5.2.1, 9.15,
                           8.1 and 9.6 which shall continue) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement.

                  (c) In the event of termination of this Agreement, Buyer shall promptly deliver or cause to be delivered to Seller, all documents, reports, papers, schedules and exhibits received or obtained in connection with the investigation of the Business and the negotiation and execution of this Agreement and Buyer shall not use or make available to any other person (except as required by law) any information received with respect to the Business or the financial condition or results of the operation of the Business received or obtained by any of them.

                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1      Employee Matters

     (a) Effective immediately after the Closing, Buyer shall offer employment to each person actively employed on the day immediately preceding the Closing Date (that is, not on any leave of absence on the Closing Date or within 30 days prior to the Closing Date) by Seller in connection with the operations of the Business (each, an "Active ------ Employee"). A current list of those employees actively employed by Seller in connection with the operations of the Business is set forth on Schedule 9.1.1. Any --------------- employee of Seller who is on, or who within 30 days prior to the Closing Date has been on, an approved leave of absence (a current list of which is set forth on Schedule 9.1.1) and who returns to work on or prior to the Closing Date and stays at --------------- work continuously for at least 30 days shall also be deemed an Active Employee and shall be offered employment by Buyer. Seller shall assist Buyer in Buyer's efforts to employ the Active Employees, and Seller shall recommend to the Active Employees that such employees accept Buyer's offer of employment.

     (b) Seller shall retain the obligation with respect to compensation, benefits and other employment-related expenses with respect to the Active Employees incurred or accrued prior to the Closing, and Buyer shall have the obligation with respect to such employment-related expenses with respect to the Active Employees as of the Closing and for subsequent periods. Notwithstanding the foregoing, effective as of the Closing, Buyer shall assume Seller's obligations in respect of Active Employees for vacation and sick pay.

     (c) Buyer's welfare and fringe benefit plans, programs, policies or arrangements ("Buyer's Welfare Plans") made available to Active Employees shall treat service by Active Employees (as of July 2,
               1999) with Seller in the same manner as service with Buyer for purposes of seniority for participation in such plans, programs, policies or arrangements.

     (d) For a period of two years from and after the Closing Date, Seller shall not, directly or indirectly, solicit the employment of any former Seller employee employed by the Business and otherwise performing substantial services in connection with operation of the Business.

         9.2 Maintenance of Books and Records. Each of Buyer and Seller shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date.

After the Closing Date, where there is a legitimate purpose (which shall be deemed to include tax filings of either party), such party shall provide the other parties with access, upon prior reasonably written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its Affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party.

         9.3 Payments Received. Buyer and Seller each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their reasonable commercial efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Buyer shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidence of indebtedness received by Buyer on account of the Business and the Assets transferred to Buyer hereunder.

         9.4 Brokers' and Finders' Fees. Each party shall be responsible for the payment of any fees to brokers or finders engaged by such party in connection herewith.

         9.5 Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         9.6 Contents of Agreement; Parties in Interest; Etc. This Agreement, together with the Noncompetition Agreement, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior letters of intent, agreements or communications, whether written or oral, by any officer, agent or representative of any party hereto. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         9.7 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other party; provided that Buyer may assign all or part of its rights or obligations hereunder to one or more direct or indirect subsidiaries of Buyer; provided further that any such assignment will not relieve Buyer of any of its obligations hereunder. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Buyer.

         9.8 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         9.9 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given when delivered personally or sent by recognized overnight courier or by telecopy (with an appropriate acknowledgment of receipt) as follows:

If to Buyer, to:

         Jabil Circuit, Inc.
         10800 Roosevelt Blvd.
         St. Petersburg, Florida  33716
         Attention:  President
         Facsimile:  (727) 577-9708

With a simultaneous copy to:

         Honigman Miller Schwartz and Cohn
         2290 First National Building
         Detroit, Michigan  48226
         Attention:  Donald J. Kunz, Esq.
         Facsimile:  (313) 465-7455

If to Seller, to:

         EFTC Corporation
         9351 Grant Street, Sixth Floor
         Denver, Colorado  80229
         Attention:  President
         Telecopy Number:  (303) 280-8358

With a simultaneous copy to:

         Holme Roberts & Owen LLP
         1700 Lincoln Street, Suite 4100
         Denver, Colorado 80203
         Attention:  Francis R. Wheeler
         Facsimile:  (303) 866-0200

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein.

         9.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         9.11 Exhibits and Schedules All Exhibits, Sections and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         9.12 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties.

 . This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Florida without reference to the conflict of laws principles thereof.

               [Remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

                             JABIL CIRCUIT, INC., a Delaware corporation


                             By: /s/ Timothy L. Main
                             Its:  President

                             EFTC CORPORATION, a Colorado corporation


                             By: /s/ Stuart W. Fuhlendorf
                             Its:  Vice President

                             CTLLC ACQUISITION CORP., a Florida corporation


                             By: /s/ Stuart W. Fuhlendorf
                             Its:  Vice President

                             CIRCUIT TEST, INC., a Florida corporation


                             By: /s/ Stuart W. Fuhlendorf
                             Its:  Vice President

                             AIRHUB SERVICE GROUP, L.C., a Kentucky
                             limited liability company


                             By: /s/ Stuart W. Fuhlendorf
                             Its:  Vice President

                             CIRCUIT TEST INTERNATIONAL, L.C., a Florida limited liability company


                             By: /s/ Stuart W. Fuhlendorf
                             Its:  Vice President